EARNOUT AGREEMENT

This Earnout Agreement (“Agreement”) is entered into this 7th day of November, 2006, by and among Halliburton West Africa, Ltd., a Cayman limited company (“HWAL”), Halliburton Energy Services Nigeria Limited, a Nigerian corporation (“HESNL” and together with HWAL, “Seller”) and Hercules Oilfield Services Ltd., a Cayman limited company (“Buyer”).

RECITALS

A.	Pursuant to an Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”), Seller has this date sold to Buyer the Business (as defined in the Asset Purchase Agreement).

B.	The Asset Purchase Agreement provides that a portion of the purchase price is to be calculated and paid as an earnout based upon Buyer’s EBITDA (as hereinafter defined) from the Covered Business over the Term (hereinafter defined).

C.	Seller and Buyer have agreed that determination and payment of the earnout contemplated by the Purchase Agreement is to be in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms used in this Agreement have the meanings specified in the Assets Purchase Agreement, and the terms listed below have the following meanings.

1.1 Covered Business.

(a) Subject to Section 1.1(b), for purposes of this Agreement, “Covered Business” means (i) the Business and (ii) Buyer’s business in West Africa, which consists of four vessels as operated by Buyer immediately prior to the Closing Date; but the Covered Business excludes any Unavailable Assets. “West Africa” means the following countries which are located in the western part of Africa: Nigeria, Angola, Ghana, the Ivory Coast, Congo, Gabon, Equatorial Guinea, Cameroon, Benin, Togo, and Sao Tome & Principe.

(b) In the event that an asset, business or entity (“Additional Business”) is purchased or acquired by the Covered Business subsequent to the date hereof or is otherwise combined with the Covered Business, then the Covered Business shall be deemed to include the Additional Business, and any Earnout Payments accruing after the acquisition of the Additional Business shall be adjusted as provided in Section 2.2(b)(2). The Buyer’s purchase of the five vessels owned by Meridien Maritime & Offshore Services Limited, and presently chartered by Seller under the Charter Party dated April 30, 2002, shall not be considered Additional Business for the purpose of this Agreement because Buyer’s operation of these five vessels after the Closing Date shall already be considered part of the Covered Business for purposes of calculating the Earnout Payments.

(c) In the event that an asset is lost or destroyed by Force Majeure, then any Earnout Payments accruing after such loss shall be adjusted as provided in Section 2.2(b)(3).

(d) In the event that an asset is removed or transferred away from the Covered Business and is no longer operated in West Africa (a “Removed Business”), in the sole discretion of Buyer, then the Covered Business shall be deemed to exclude any such Removed Business, and any Earnout Payments accruing after such loss shall be adjusted as provided in Section 2.2(b)(3).

1.2 Annual Payment Rate.

Twenty-five (25%) percent.

1.3 Maximum Payment.

In no event shall Buyer be required to pay an aggregate amount in excess of $10,000,000 cumulatively over the Term of the Agreement.

1.4 EBITDA.

As defined in Article III.

1.5 Term.

The period commencing on the first day of the month following the Closing Date (the “Commencement Date”) and continuing until the last day of the month preceding the third anniversary of the Commencement Date (the “Termination Date”).

ARTICLE II

EARNOUT PAYMENT

2.1 Nature of Earnout Payment.

Annually, Buyer shall pay to Seller an amount (“Earnout Payment”) equal to the Annual Payment Rate multiplied by the excess, if any, of EBITDA for the Covered Business during each Payment Period (as defined in Section 2.2(a)) that is in excess of the target amount of EBITDA (“Hurdle EBITDA”), which shall be subject to adjustment as provided in Section 2.2(b). The Earnout Payment will be paid to Seller within ninety (90) days after the net amount of EBITDA has been determined for a Payment Period.

2.2 Period for Payment and Hurdle EBITDA.

(a) The periods for calculation and payment of the Earnout Payment shall be three consecutive 12-month periods commencing on the Commencement Date and ending on the Termination Date (each such period, a “Payment Period”). The Hurdle EBITDA for each Payment Period shall be $19,000,000, subject to adjustment in accordance with Section 2.2(b).

(b) The Hurdle EBITDA shall be subject to adjustment for each Payment Period as follows:

(1) The Hurdle EBITDA will be increased by the amount of any Non-Forecasted Expenditures (as such term is defined, below) incurred during the Payment Period;

(2) The Hurdle EBITDA will be increased by the amount of EBITDA to be generated by committed contracts of any Additional Business during such Payment Period and the Forecasted Expenditures shall likewise be increased for each Payment Period for any additional expenditures made necessary by the Additional Business, as forecast by Buyer at the time such Additional Business becomes part of the Covered Business and documented in reasonable detail and reasonably agreed between the parties;

(3) The Hurdle EBITDA will be decreased by the amount of EBITDA generated by committed contracts of any vessel that has been lost or destroyed by Force Majeure, if and to the extent Buyer is entitled to receive insurance proceeds for such loss during such Payment Period and the Forecasted Expenditures shall likewise be decreased for each Payment Period by any expenditures avoided as a result of the loss or destruction as forecast by Buyer and documented in reasonable detail and reasonably agreed between the parties; and

(5) The Hurdle EBITDA will be decreased by the amount of EBITDA generated by committed contracts of any Removed Business during such Payment Period and the Forecasted Expenditures shall likewise be decreased for each Payment Period by the expenditures avoided as a result of the Removed Business, as forecast by Buyer at the time such Removed Business ceases to be part of the Covered Business and documented in reasonable detail and reasonably agreed between the parties.

For purposes of this Section 2.2(b), “Non-Forecasted Expenditures” means the following expenditures actually incurred or accrued by Buyer, consistent with Buyer’s reasonable and customary practices for its own vessels located in Nigeria, in connection with the Covered Business, that are in excess of the Forecasted Expenditures (as defined in the next paragraph): (a) Expenses for repairs, maintenance, refurbishments and upgrades that may be required by: (i) the classification society rules, practices or requirements, (ii) the requirements of the flagging jurisdiction of the vessels, (iii) applicable Law, (iv) the standards of design, maintenance, manning, repair, and health, safety, and environmental practices and policies applicable to Buyer’s existing vessels in Nigeria, (v) customer specifications or requirements; (vi) Buyer’s hull & machinery and Protection & Indemnity underwriters, and (b) dry-docking expenditures, including, without limitation, the costs of annual inspection and regular, routine maintenance, which are not included in the expenses described in (a) of this paragraph. In no event shall Non-Forecasted Expenditures include any expenditures with the purpose or effect of increasing the class or capacity of the vessel or materially and permanently altering the function or use of the vessel.

For purposes of this Section 2.2(b), “Forecasted Expenditures” for each Payment Period are as follows:

Payment Period No. 1 (commencing on the first day of the month following Closing and continuing for a period of 12 months, the last day of such 12 month period hereafter the “First Anniversary Date”):	$1,700,000.00

Payment Period No. 2 (commencing on the day after the First Anniversary Date and continuing for a period of 12 months, the last day of such 12 month period hereafter the “Second Anniversary Date”):	$2,245,000.00

Payment Period No. 3 (commencing on the day after the Second Anniversary Date and continuing for a period of 12 months):	$1,900,000.00

Forecasted Expenditures for each Payment Period will be increased by the amount of expenditures actually incurred or accrued by Buyer as the direct result of Force Majeure.

For purposes of this Section 2.2(b), “Force Majeure” means extreme weather, civil unrest, war, hostilities, terrorism, seizure or expropriation of assets, other destructive event outside the control of Buyer, or Act of God.

ARTICLE III

COMPUTATION OF EBITDA

3.1 Manner of Computation.

For purposes of this Agreement, “EBITDA” of the Covered Business for any fiscal year shall mean its earnings from operations before interest, taxes, depreciation and amortization, calculated as if it were being operated as a separate and independent corporation. EBITDA shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) as consistently applied by Buyer. In determining such EBITDA:

(a) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

(b) EBITDA shall be computed without regard to “extraordinary” items (as that term shall be defined in GAAP) of gain or loss from Force Majeure;

(c) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement or the Asset Purchase Agreement; and

(d) The purchase and sales prices of goods and services sold by the Covered Business to Buyer or its affiliates or purchased by the Covered Business from Buyer or its affiliates shall be adjusted to reflect the amounts that the Covered Business would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction.

3.2 Time of Determination and Dispute Resolution.

(a) The EBITDA of the Covered Business shall be determined by Buyer within ninety (90) days after the close of each Payment Period. Copies of its report setting forth its computation of the EBITDA of the Covered Business shall be submitted in writing to Seller by Buyer and, unless the Seller notifies Buyer within sixty (60) days after receipt of the report that it objects to the computation of EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. Seller shall have reasonable access to the books and records of the Covered Business and to Buyer’s workpapers during regular business hours to verify the computation of EBITDA made by Buyer.

(b) If Seller notifies Buyer in writing within sixty (60) days after receipt of Buyer’s report that it objects to the computation of EBITDA set forth therein, the amount of EBITDA for the fiscal year to which such report relates shall be determined by negotiation between Seller and Buyer.

(c) If Seller and Buyer are unable to reach agreement within thirty (30) business days after such notification regarding the determination of EBITDA or other amounts calculated under this Agreement, then the determination of the amount of EBITDA or other disputed amounts for the period in question shall be submitted to a mutually agreeable third-party firm of registered public accountants or, if appropriate, to other qualified and neutral experts (“Arbitrators”) for determination, whose determination shall be binding and conclusive on the parties. If the Arbitrators determine that the EBITDA has been understated by ten (10%) percent or more, then Buyer shall pay the Special Accountants’ fees, costs and expenses. If EBITDA has not been understated or has been understated by less than ten (10%) percent, then Seller shall pay the Arbitrators’ fees, costs and expenses. The decision of the Arbitrators shall be rendered in writing and shall be final and binding upon the parties as to the determination of EBITDA or other disputed items.

3.3 Security.

In order to secure Buyer’s obligations under this Agreement, Seller shall be entitled to, and Buyer hereby grants to Seller, a lien and security interest in and to the L/B MENE AFEJUKU in the amount of $3,000,000. The Buyer shall bear all costs incurred in effectuating Seller’s lien rights.

ARTICLE IV

MISCELLANEOUS

4.1 Benefit of Parties.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall not be assignable by Buyer or Seller.

4.2 Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

4.3 Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Cooperation.

During the Term, each party will cooperate with and assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

4.5 Amendments and Waivers of Compliance.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. The party for whose benefit a warranty, representation, covenant or condition is intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other party hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving party’s rights in respect to any other warranty, representation, covenant, condition or default hereunder.

4.6 Index and Captions.

The captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

4.7 Assignments.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

4.8 Governing Law.

The parties agree that this Agreement will governed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules.

4.9 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed in multiple original counterparts as of the date set forth above.

HALLIBURTON WEST AFRICA LTD.		HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

By:	/s/ David R. Smith	By:	/s/ David R. Smith

Name:	David R. Smith	Name:	David R. Smith

Title:	Director	Title:	Attorney

HERCULES OILFIELD SERVICES LTD.

By:	/s/ Don P. Rodney

Name:	Don P. Rodney

Title:	President